UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HRPT PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information was reported by HRPT Properties Trust, or the Company, in a Form 8-K filed with the Securities and Exchange Commission earlier today.

At the annual meeting of shareholders of the Company held on April 14, 2010, the Company’s shareholders elected Patrick F. Donelan as the Independent Trustee in Group III of the Board of Trustees for a three (3) year term of office until the Company’s 2013 annual meeting of shareholders and to serve until his successor shall have been elected and qualified.  Mr. Donelan received the following votes:

For	Against	Withhold	Broker Non-Vote
134,258,484	3,529,906	5,919,936	50,809,457

The Company’s shareholders also approved an amendment to the Company’s declaration of trust to delete certain restrictions upon the timing of the Company’s communications with shareholders.  On April 15, 2010, the amendment was made effective by the filing of articles of amendment containing the amendment with the State Department of Assessments and Taxation of Maryland.  The amendment received the following votes:

For	Against	Abstain	Broker Non-Vote
135,660,042	57,075,659	1,782,082	N/A

Also at the Company’s 2010 annual meeting of shareholders, shareholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  This proposal received the following votes:

For	Against	Abstain	Broker Non-Vote
190,944,124	2,596,398	977,261	N/A

The Company’s annual meeting was adjourned until 3:00 p.m. on Thursday, May 13, 2010 with respect to a proposal to amend the Company’s declaration of trust to change the vote required to elect trustees in uncontested elections from a majority of outstanding common shares to a majority of the total number of votes cast.